EXHIBIT 2

                             SHAREHOLDERS AGREEMENT

                  AGREEMENT, dated as of October 20, 1997, between Terbem Limited, Tinvest Limited, Teribe Limited, TCR International Partners, LP, Mitvest Limited, Bobst Investment Corp. and TCRI Offshore Partners CV (collectively, the "TCR Group," each individually, a "TCR Group Member") and William D. Morton ("Morton").

                  WHEREAS, Morton Metalcraft Holding Co., a Delaware Corporation ("Morton Metalcraft"), and MLX Corp., a Georgia corporation ("MLX"), have entered into an Agreement and Plan of Merger, dated as of October 20, 1997 (the "Merger Agreement") pursuant to which Morton Metalcraft will be merged with and into MLX (the "Merger"), with MLX being the surviving corporation (hereinafter referred to as the "Corporation");

                  WHEREAS, pursuant to the Merger Agreement, Morton will acquire 1,218,990 shares of the Class A Common Stock, par value $.01 per share, of the Corporation ("Class A Common Stock") and 100,000 shares of Class B Common Stock, par value $.01 per share, of the Corporation ("Class B Common Stock" and together with the Class A Common Stock, the "Common Stock" );

                  WHEREAS, pursuant to the Recapitalization, the TCR Group will hold an aggregate of 888,178 shares of the Class A Common Stock and 100,000 shares of Class B Common Stock;

                  WHEREAS, the TCR Group and Morton desire to enter into an agreement with respect to certain matters regarding the transfer and voting of certain

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Shares of Common Stock that will be owned by the TCR Group and Morton upon consummation of the Recapitalization and the Merger.

                  NOW THEREFORE, in consideration of the mutual promises and agreements set forth herein, the adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                  1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

                           "Affiliate" of any Person means (i) in the case of
any TCR Group Member, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such TCR Group Member, and (ii) in the case of Morton, a member of Morton's immediate family, which shall include his parents, spouse, children or grandchildren, and spouses of children or grandchildren ("Family Members"), or a trust, corporation or partnership, all of the beneficial interests in which shall be held by Morton or one or more Family Members of Morton; provided, however, that during the period any such trust, corporation, or partnership holds any right, title or interest in any Shares, no Person other than Morton or one or more Family Members of Morton may be or become beneficiaries, stockholders or limited or general partners thereof.

                  "Class A Common Stock" has the meaning set forth in the recitals to this Agreement.

                  "Class B Common Stock" has the meaning set forth in the recitals to this Agreement.

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                  "Common Stock" has the meaning set forth in the recitals to this Agreement.

                  "Common Stock Equivalents" means any security or obligation which is by its terms convertible into Shares of Common Stock, including, without limitation, any option, warrant or other subscription or purchase right with respect to Class A Common Stock or Class B Common Stock.

                  "Effective Time" means the date and time when the Merger Agreement shall become effective (as specified in the Merger Agreement).

                  "Employment Agreement" means that certain Employment Agreement, to be executed between Morton and the Corporation as of the Effective Time.

                  "Fair Market Value" means with respect to (i) any security traded on a registered securities exchange, the NASDAQ Stock Market, or the over the counter market, the average of the last quoted trade of such security on the twenty (20) consecutive trading days ended one trading day before the date of determination of Fair Market Value (provided that for any such trading day on which such security was not traded, the last quoted trade on the next preceding trading day when such security was traded shall be used in computing such average), and (ii) any other asset, the value as determined by a mutually agreed upon appraiser, which shall be either a nationally recognized accounting firm that is not the certified public accounting firm of any TCR Group Member or Morton, or a nationally recognized investment banking firm.


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                  "Fully Permitted Number" means, at any time, (i) in the event that the Maximum Sale Number is less than the number of Shares of Class A Common Stock owned by the TCR Group and its Affiliates and Morton and his Affiliates, each group's pro rata share of the Maximum Sale Number, based upon each group's ownership of outstanding Shares of Class A Common Stock, and (ii) in the event that the Maximum Sale Number is greater than the number of Shares of Class A Common Stock owned by the TCR group and its Affiliates and Morton and his Affiliates (a) in the case of the TCR Group and its Affiliates, the number of Shares of Class A Common Stock owned by the TCR Group and its Affiliates at such time and (b) in the case of Morton and his Affiliates, the Maximum Sale Number minus the number of Shares of Class A Common Stock owned by the TCR Group and its Affiliates at such time. For purposes of this definition, the number of Shares of Class A Common Stock owned by Morton and his Affiliates shall be deemed to be 418,990 Shares less any Shares sold by Morton and his Affiliates after the Effective Time, but not less than zero. Morton and his Affiliates' Fully Permitted Number may exceed 418,990 pursuant to the terms of this definition.

                  "Intention Notice" has the meaning set forth in Section 5.1.2 of this Agreement.

                  "Morton Put Right" has the meaning set forth in Section 4.1 of this Agreement.

                  "Maximum Sale Number" means, at any time, the maximum number of Shares of Class A Common Stock that can be sold without causing a "change in


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ownership," as defined in section 382 of the Internal Revenue Code of 1986, as amended.

                  "Permitted Transferee" has the meaning set forth in Section
5.4 of this Agreement.

                  "Person" means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint stock company, trust, unincorporated organization, governmental body or other entity.

                  "Proxy Termination Date" has the meaning set forth in Section
3.2 of this Agreement.

                  "Put Notice" has the meaning set forth in Section 4.2 of this Agreement.

                  "Put Securities" has the meaning set forth in Section 4.1 of this Agreement.

                  "Recapitalization" means the recapitalization of MLX as contemplated by Sections 4.4 and 5.10 of the Merger Agreement.

                  "Shares" means, with respect to each party, all shares, whether now owned or hereafter acquired, of Class A Common Stock or Class B Common Stock owned by such party or its Affiliates, including shares of Common Stock which are issued upon conversion, exercise or exchange of all Common Stock Equivalents.

                  "transfer" has the meaning set forth in Section 5 of this Agreement.
                  "Transfer Notice" has the meaning set forth in Section 5.1.2 of this Agreement.

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                  "Transfer Notice Provider" has the meaning set forth in
Section 5.1.2 of this Agreement.

                  "Transfer Notice Recipient" has the meaning set forth in
Section 5.1.2 of this Agreement.

                  "1997 Stock Plan" means the 1997 Stock Option Plan whereby a maximum of 1,166,896 shares of Class A Common Stock, par value $.01 per share, of MLX are authorized to be delivered to certain officers, other key employees, directors and consultants by MLX.

                  2. Effective Date; Term. This Agreement shall become effective only upon the consummation of the Merger and shall remain in effect until the Proxy Termination Date.

                  3. Irrevocable Proxy.

                           3.1 Grant of Proxy. The TCR Group hereby grants to,
and appoints Morton as its irrevocable proxy and attorney-in-fact (with full power of substitution) to vote and/or to act by written consent with respect to all of the Shares of Class A Common Stock and Class B Common Stock owned by the TCR Group and its Affiliates with regard to all matters to be voted upon by the stockholders of the Corporation (including the vote for directors of the corporation), provided that the TCR Group does not grant to or appoint Morton as its irrevocable proxy to vote or act with regard to the following matters: (i) the liquidation of the Corporation; (ii) any sale of all, or substantially all, of the assets of the Corporation; and (iii) any


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merger or consolidation involving the Corporation, if immediately thereafter stockholders of the Corporation (including Morton) before such merger or consolidation do not hold (by ownership of stock, by proxy or otherwise) the power to vote at least 60% of votes entitled to elect the directors of the corporation resulting from such transaction. The proxy hereby granted by the TCR Group is given in consideration of the other mutual covenants herein contained, and as such is coupled with an interest and shall be irrevocable until the occurrence of an event of termination set forth in Section 3.2.

                           3.2 Termination of Proxy. The proxy granted to Morton
pursuant to Section 3.1 shall terminate and be of no further force or effect upon the earliest to occur of (i) ten years after the Effective Time; (ii) Morton's death or Disability (as defined in the Employment Agreement); (iii) in the event Morton terminates his employment with the Corporation (other than a Constructive Termination as defined in the Employment Agreement); (iv) in the event of Morton's termination by the Corporation for Cause (as defined in the Employment Agreement) or (v) in the event that Morton's ownership of Class A Common Stock falls below 1,096,425 Shares, including for this purpose Shares issuable upon conversion, exercise or exchange of all Common Stock Equivalents, as adjusted to reflect stock splits and similar actions in respect of the Class A Common Stock after the Effective Time (the date of the occurrence of any such event described in clauses (i) through (v) being referred to as the "Proxy Termination Date").


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            4.       Morton Put Right.

                           4.1 Exercise. If at any time prior to the Proxy
Termination Date (i) the TCR Group is entitled to vote for a transaction described in (ii) and (iii) of the proviso to Section 3.1; (ii) any TCR Group Member or Affiliate fails to vote in favor of any such transaction and (iii) such transaction is not approved by the stockholders of the Corporation, then Morton shall have the right and option (the "Morton Put Right") to require the TCR Group to purchase all, but not less than all, of the Class A Common Stock and Class B Common Stock then owned by Morton and his Affiliates (the "Put Securities"). If Morton shall exercise the Morton Put Right, the TCR Group shall be obligated, jointly and severally, to purchase the Put Securities for a purchase price equal to the Fair Market Value Morton would have received in such proposed transaction for his Class A Common Stock and Class B Common Stock, provided that in the event that Morton would have retained any or all of the Put Securities in such proposed transaction, the purchase price for such Put Securities shall be equal to the Fair Market Value of such Put Securities.

                           4.2 Notice and Duration. Exercise of the Morton Put
Right may only be effected by delivering written notice to the TCR Group (the "Put Notice"). The Put Notice shall state the number of Put Securities held by Morton and his Affiliates. Exercise of the Morton Put Right shall be made, if at all, within 20 days after the occurrence of the event giving rise to the Morton Put Right.

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                           4.3 Closing of Purchase of Put Securities. In any
case where Morton exercises the Morton Put Right, the TCR Group shall purchase for cash the Put Securities within 45 days of the delivery of the Put Notice.

                           4.4 Termination of Morton Put Right. Morton shall
have no right to exercise the Morton Put Right following, and the Morton Put Right shall terminate and be of no further force and effect, on the earliest to occur of (i) the expiration of the 20 day period described in Section 4.2 or
(ii) the Proxy Termination Date.

                  5. Restrictions on Transfer and Purchase of Shares. The TCR Group and their Affiliates and Morton and his Affiliates shall not sell, give, assign, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of (whether by operation of law or otherwise) (each a "transfer") or purchase any Shares or any right, title or interest therein or thereto, except for transfers and purchases made in compliance with the provisions of this Agreement. Notwithstanding the existence of the proxy contained in Section 3.1, the TCR Group and its Affiliates may transfer Shares pursuant to the terms of this Agreement and any Shares transferred in compliance with the terms of this Agreement shall be free and clear of such proxy.

                           5.1 Limitation on Transfer of Class A Common Stock.

                                   5.1.1 For three (3) years after the Effective
Time, neither the TCR Group, Morton, nor any of their respective Affiliates may transfer any Shares of Class A Common Stock owned as of the Effective Time.


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                                   5.1.2 Commencing three (3) years after the
Effective Time, neither Morton, any TCR Group Member nor any of their respective Affiliates may transfer any Shares of Class A Common Stock without complying with the procedures and requirements set forth in this Section 5.1.2. Prior to making any such transfer, Morton or any of his Affiliates, on the one hand, or the TCR Group or any of its Affiliates, on the other hand, shall provide written notice (the "Transfer Notice" and such party providing the Transfer Notice together with its Affiliates being referred to herein as the "Transfer Notice Provider") to the other party (together with its Affiliates the "Transfer Notice Recipient") of the Transfer Notice Provider's intention to make such transfer, which notice shall state the number of Shares proposed to be transferred, which number may be up to the Transfer Notice Provider's Fully Permitted Number. Within fifteen (15) days of the delivery of such Transfer Notice, the Transfer Notice Recipient shall deliver written notice (the "Intention Notice") to the Transfer Notice Provider, which notice shall state one of the following: (i) that the Transfer Notice Recipient does not intend to sell any Shares of Class A Common Stock or (ii) that the Transfer Notice Recipient intends to sell Shares of Class A Common Stock and the number of Shares such party intends to sell, which number may be up to the Transfer Notice Recipient's Fully Permitted Number. In the event that the Intention Notice contains the information contained in clause (i) above or in the event that no Intention Notice is provided, the Transfer Notice Provider may sell Shares of Class A Common Stock in any amount up to the Transfer Notice Provider's Fully Permitted Number, provided that such transfer shall


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be made within sixty (60) days from the earlier of (a) the date on which the
Intention Notice is provided or (b) fifteen (15) days from the date the Transfer Notice is provided. In the event that the Intention Notice contains the information contained in clause (ii) above, the Transfer Notice Provider and the Transfer Notice Recipient may transfer Shares of Class A Common Stock in an amount up to their respective Fully Permitted Numbers, provided that such transfer shall be made within sixty (60) days from the earlier of (a) the date on which the Intention Notice is provided or (b) fifteen (15) days from the date the Transfer Notice is provided. Any attempt to transfer any Shares in violation of this Section 5.1.2 shall be null and void ab initio and the Corporation shall not register any such transfer. Nothing contained within this Section 5.1.2 shall be deemed to affect the obligations of Morton, any TCR Group Member or any of their respective Affiliates to comply with any conditions or requirements set forth in the Articles of Incorporation of the Corporation, including any requirement to obtain any approval of the Board of Directors of the Corporation, any other documents of corporate governance, any other contract or agreement, or any applicable federal or state securities laws.

                           5.2 Limitation on Transfer of Class B Common Stock.
Neither the TCR Group, Morton, nor any of their respective Affiliates may transfer any Shares of Class B Common Stock owned as of the Effective Time or convert any Shares of Class B Common Stock owned as of the Effective Time into Shares of Class A Common Stock pursuant to Section 2.3 of the Articles of Amendment of the


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Articles of Incorporation of MLX until the earlier of (i) ten (10) years after the Effective Time or (ii) the Proxy Termination Date.

                           5.3 Limitation on Purchase of Shares. Neither the TCR
Group or any of its Affiliates, on the one hand, nor Morton or any of his Affiliates, on the other hand, shall purchase additional Shares of Class A Common Stock or Class B Common Stock after the Effective Time without the approval of Morton or the TCR Group, respectively, and of the Board of Directors of the Corporation, provided that this limitation shall not apply to the purchase of Shares of Class A Common Stock by Morton and his Affiliates pursuant to Common Stock Equivalents owned by Morton immediately after the Merger or issued to Morton pursuant to the 1997 Stock Plan. 5.4 Permitted Transfers. Notwithstanding anything to the contrary contained in this Agreement, but subject to this Section 5.4 and Section 5.5, at any time, any TCR Group Member or Morton or their respective Affiliates may transfer all or a portion of its Shares to any other TCR Group Member or to Morton or their respective Affiliates (each, a "Permitted Transferee") and Morton and his Affiliates may transfer their Shares pursuant to Section 4.1. 5.5 Permitted Transfer Procedures. If any member of the TCR Group or Morton or any of their respective Affiliates wishes to transfer Shares to a Permitted Transferee under Section 5.4, such party shall give written notice to the other party of its intention to make any such transfer not less than ten (10) days prior to effecting such transfer, which notice shall state the name and address of each


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Permitted Transferee to whom such transfer is proposed and the number of Shares proposed to be transferred to such Permitted Transferee; provided that the Permitted Transferee shall have assumed in writing all of the obligations of his transferor imposed by this Agreement and shall have agreed to be bound by each of the terms and provisions of this Agreement to which such transferor was bound.

                  6.       Miscellaneous.

                           6.1 Waiver of Compliance; Consents. Any failure of
the TCR Group or its Affiliates, on the one hand, or Morton or his Affiliates, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Morton or the TCR Group, respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 6.1.

                           6.2 Notices. All notices and other communications
hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile or telegram or on the next business day when sent by overnight courier or on the second succeeding business day when sent by registered or certified mail (postage prepaid, return receipt requested) to the

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respective parties at the following addresses (or at such other address for a party as shall be specified by like notice);

                           (i)  if to the TCR Group and its Affiliates, to

                                    Three Cities Research, Inc.
                                    135 East 57th Street
                                    New York, NY 10022
                                    Attention:  W. Robert Wright
                                    Telecopy:  (212) 980-1142

                                with a copy to:

                                    Paul, Weiss, Rifkind, Wharton & Garrison
                                    1285 Avenue of the Americas
                                    New York, NY  10019-6064
                                    Attention:  Robert M. Hirsh, Esq.
                                    Telecopy:  (212) 757-3990

                                and

                          (ii)  if to William Morton and his Affiliates, to

                                    Morton Metalcraft Holding Co.
                                    1021 West Birchwood
                                    Morton, Illinois  61550
                                    Attention:  William D. Morton
                                    Telecopy:  (309) 263-1841

                                with a copy to

                                    Husch & Eppenberger
                                    101 S.W. Adams Street, Suite 800
                                    Peoria, Illinois  61602-1335
                                    Attention:  Gene Petersen
                                    Telecopy:  (309) 637-4928

                           6.3 Assignment. This Agreement and all of the
provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the

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rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party. This Agreement is not intended to confer upon any other person except the parties hereto any rights or remedies hereunder.

                           6.4 Governing Law. This Agreement shall be governed
by the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

                           6.5 Counterparts. This Agreement may be executed in
one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                           6.6 Headings. The article and section headings
contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

                           6.7 Entire Agreement. This Agreement and the
documents or instruments referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and the understandings between the parties with respect to such subject matter.

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                           6.8 Specific Performance. The parties hereto intend
that each of the parties have the right to seek damages or specific performance in the event that any other party hereto fails to perform such party's obligations hereunder. Therefore, if any party shall institute any action or proceeding to enforce the provisions hereof, any party against whom such action or proceeding is brought hereby waives any claim or defense therein that the plaintiff party has an adequate remedy at law.

                           6.9 Further Assurances. Each of the parties shall,
and shall cause their respective Affiliates to, execute such instruments and take such action as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

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                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.



                                              /s/ William D. Morton
                                              ---------------------
                                              William D. Morton


                                              TERBEM LIMITED

                                              By: /s/ W. Robert Wright
                                              ------------------------
                                                  Name:  W. Robert Wright
                                                  Title: Attorney-in-Fact


                                              TINVEST LIMITED

                                              By: /s/ W. Robert Wright
                                              ------------------------
                                                  Name:  W. Robert Wright
                                                  Title: Attorney-in-Fact


                                              TERIBE LIMITED

                                              By: /s/ W. Robert Wright
                                              ------------------------
                                                  Name:  W. Robert Wright
                                                  Title: Attorney-in-Fact


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                                            TCR INTERNATIONAL PARTNERS, L.P.

                                            By: Three Cities Research, Inc.,
                                            its general partner

                                                     By: /s/ Willem de Vogel
                                                     -----------------------
                                                         Name:  Willem de Vogel
                                                         Title: President


                                            MITVEST LIMITED

                                            By: /s/ W. Robert Wright
                                            ------------------------
                                                Name:  W. Robert Wright
                                                Title: Attorney-in-Fact


                                            BOBST INVESTMENT CORP.

                                            By: /s/ W. Robert Wright
                                            ------------------------
                                                Name:  W. Robert Wright
                                                Title: Attorney-in-Fact


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                                            TCRI OFFSHORE PARTNERS CV

                                            By: /s/ W. Robert Wright
                                            ------------------------
                                                Name:  W. Robert Wright
                                                Title: Attorney-in-Fact


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